Exhibit 10.1

INCENTIVE ARRANGEMENTS AGREEMENT

THIS AGREEMENT made as of September 24, 2004

AMONG:

QUICKSILVER RESOURCES INC., a corporation incorporated under the laws of Delaware (hereinafter called “QRI”)

- and -

MGV ENERGY INC., a corporation incorporated under the laws of the Province of Alberta (hereinafter called “MGV”)

- and -

J. MICHAEL GATENS, an individual resident in the City of Calgary, in the Province of Alberta (hereinafter called “Gatens”)

- and -

GEORGE W. VONEIFF, an individual resident in the City of Calgary, in the Province of Alberta (hereinafter called “Voneiff”)

- and -

BROWN HOWARD, an individual resident in the City of Calgary, in the Province of Alberta (hereinafter called “Howard”)

- and -

PETER A. BASTIAN, an individual resident in the City of Keller, in the State of Texas (hereinafter called “Bastian”)

WHEREAS:

1.	The Gatens Agreement and the Voneiff Agreement prior to their amendment and restatement, and the Howard Agreement and the Bastian Agreement, refer to the MGV Incentive, which the Executives agreed to share among them on the basis set forth in the Executive Letter; and

2.	The Executive Agreements have been or will be amended, restated or terminated, and the Parties have agreed to replace the MGV Incentive with the Reserve

Incentive, Stock Options and Non-Compete Payment, all on the basis set forth herein,

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of these premises and the mutual covenants and agreements set forth herein, the Parties hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions Generally

In this Agreement, including the recitals hereto and this section 1.1:

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a Party, and control in this context means control in fact whether through the ownership of shares, participation rights or representation on the board of directors or other governing body or agency;

“Agreement” means this Incentive Arrangements Agreement including the Schedules, as amended from time to time;

“BCFE” means a billion standard cubic feet of gas equivalent, with crude oil and natural gas liquids converted to gas equivalent at a ratio of one Barrel equal to six thousand standard cubic feet of gas;

“Barrel” means a standard barrel of crude oil (or natural gas liquids) having a volume of approximately 42 United States gallons or 34.9722 Imperial (Canadian) gallons;

“Bastian Agreement” means the Incentive Agreement made September 24, 2002 among MGV, Bastian and QRI;

“Bastian Employment Agreement” means the letter agreement made between QRI and Bastian dated February 1, 2001 and accepted by Bastian on February 15, 2001;

“Bastian Stock Option Agreement” means the agreement granting to Bastian the Stock Options he is entitled to provided for in section 3.2, such agreement to be in the form set forth in Schedule ”A”;

“Business Combination Transaction” has the meaning ascribed thereto in the Stock Option Agreements;

“Business Day” means a day other than a Saturday, Sunday or Statutory holiday in Alberta or Texas;

“Cause” means fraud, embezzlement, theft, disclosure of information in respect of the affairs and business of the Executive’s employer (MGV, QRI or their respective Affiliates, as the case may be), having a material adverse effect on the Corporation, material dishonesty during the course of employment, a material breach of this Agreement, acting in a manner contrary to the interests of the Corporation with knowledge that such actions will cause material harm to or could cause material harm to the Corporation, gross incompetence, willful disobedience of a lawful and reasonable order of the Board, and conduct proven to have constituted sexual harassment, provided that the occurrence of a Disability shall in no event constitute “Cause”;

“Competing Entity” means an individual, proprietorship, firm, partnership, corporation or other legal entity engaged in whole or in part in the Oil & Gas Business;

“Consulting Arrangement” has the meaning ascribed thereto in section 4.5;

“Disability” shall be deemed to have occurred:

(a)	upon the death of the Executive; or

(b)	upon the delivery by two medical doctors who are independent of the Executive and MGV, or QRI, as the case may be, of written statements certifying that the Executive is physically or mentally disabled and by reason of such disability can not reasonably be expected to fulfill his employment duties for a period of at least twelve (12) consecutive months;

“Effective Date” means September 24, 2004;

“Execution Date” means the date upon which this Agreement has been executed and delivered by all of the Parties;

“Executive Agreements” means, collectively, the Gatens Agreement, the Voneiff Agreement, the Howard Agreement and the Bastian Agreement and “Executive Agreement” means any one of them, as the particular context requires;

“Executive Letter” means the letter agreement made among the Executives dated September 24, 2002 setting out the sharing of the MGV Incentive amongst them;

“Executives” means Gatens, Voneiff, Howard and Bastian and “Executive” means any one of them, as the particular context requires;

“Gatens Agreement” means the Executive Employment Agreement made December 22, 2000 among MGV, Gatens and QRI, as amended and restated effective September 27, 2004;

“Gatens Stock Option Agreement” means the agreement granting to Gatens the Stock Options he is entitled to pursuant to section 3.2, such agreement to be in the form set forth in Schedule ”A”;

“Howard Agreement” means the Incentive Agreement made December 22, 2000 among MGV, Howard and QRI;

“Howard Stock Option Agreement” means the agreement granting to Howard the Stock Options he is entitled to pursuant to section 3.2, such agreement to be in the form set forth in Schedule ”A”;

“MCFE” means one thousand standard cubic feet of gas equivalent, with crude oil and natural gas liquids converted to gas equivalent at a ratio of one Barrel being equal to six thousand standard cubic feet of gas;

“MGV Board” means the board of directors of MGV;

“MGV Incentive” has the meaning ascribed thereto in the Gatens Agreement and the Voneiff Agreement as at December 22, 2000;

“Non-Compete Payment” has the meaning ascribed thereto in section 4.1(b);

“Non-Compete Period” has the meaning ascribed thereto in section 4.1(a);

“Notice” has the meaning ascribed thereto in section 6.1;

“Oil & Gas Business” means the business of exploration for oil and gas (including coalbed methane) and the subsequent development, production, processing, transportation and marketing thereof, and all other matters incidental thereto;

“Opportunity” has the meaning ascribed thereto in section 4.2;

“Participating Interest Share” has the meaning ascribed thereto in section 5.1;

“Parties” means the parties to and bound by this Agreement, and “Party” means any one of them, as the particular context requires;

“Proved Reserves” means the quantity of crude oil, natural gas and natural gas liquids allocable to MGV’s net interest estimated in accordance with the applicable rules of the SEC from time to time, which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions; i.e. prices and costs as of the date the estimate is made, provided that for purposes of this Agreement crude oil reserves shall be converted to the equivalent natural gas reserves at a ratio of six thousand standard cubic feet of natural gas for each barrel of oil;

“QRI Annual Reserve Report” means the annual reserves report prepared on behalf of QRI for each year that is filed with the SEC;

“QRI Designate” has the meaning ascribed thereto in section 4.2;

“Reserve Incentive” has the meaning ascribed thereto in section 3.3;

“Restricted Area” means those lands within the areas outlined and described in Schedule ”B”;

“SEC” means the Securities and Exchange Commission of the United States of America;

“Stock Options” means the options to acquire common shares of QRI to be granted to the Executives by the Stock Option Agreement pursuant to section 3.2;

“Stock Option Agreements” means, collectively, the Gatens Stock Option Agreement, the Voneiff Stock Option Agreement, the Howard Stock Option Agreement and the Bastian Stock Option Agreement, and Stock Option Agreement or means any one of them, as the particular content requires;

“Voluntary Resignation” for the purposes of the Agreement means:

(a)	in respect of either of Howard or Bastian, a voluntary resignation by such Executive from his employment with MGV or QRI, as the case may be, provided however, that any termination of employment by operation of law or otherwise due to Disability shall not constitute a voluntary resignation for purposes hereof; and

(b)	in respect of either of Gatens or Voneiff, has the meaning ascribed thereto in the Gatens Agreement or the Voneiff Agreement, respectively.

“Voneiff Agreement” means the Executive Employment Agreement made December 22, 2000 among MGV, Voneiff and QRI, as amended and restated effective September 27, 2004 ; and

“Voneiff Stock Option Agreement” means the agreement granting to Voneiff the Stock Options he is entitled to pursuant to section 3.2, such agreement to be in the form set forth in Schedule ”A”.

1.2	Interpretation

Unless a contrary intention appears in context, or express provisions of this Agreement provide otherwise:

(a)	the inclusion of headings and an index herein are for convenience of reference only and shall not be considered in the construction or interpretation of the provisions hereof;

(b)	unless otherwise stated, references to an Article, section or Schedule are references to those set forth in this Agreement;

(c)	references herein to an enactment, statute or other legislative instrument include all regulations or subordinate legislation issued, promulgated or otherwise in effect pursuant thereto from time to time, whether or not so stated herein;

(d)	words importing a particular gender shall include all genders;

(e)	unless otherwise expressly stated, all monetary amounts referenced herein shall be in the lawful currency of the United States of America;

(f)	capitalized words and phrases used herein which are derivatives of words or phrases, or vice versa, which are otherwise defined herein, shall have a corresponding meaning;

(g)	where a period of time is defined, referenced or calculated from a certain date or event, such period of time shall be calculated excluding that date but including the end or last date; and

(h)	time shall in all respects be of the essence hereof.

1.3	Governing Law and Attornment

Except as may otherwise be provided in the Stock Option Agreement relative thereto, this Agreement shall be subject to and interpreted, construed and enforced in accordance with the laws applicable in the Province of Alberta, except that any conflicts of laws principles or rules embodied therein shall not apply to preclude the Province of Alberta as the choice of law for purposes hereof. Each of the Parties hereby attorn to the exclusive jurisdiction of the Courts of the Province of Alberta, and all courts of appeal therefrom, for the resolution of any disputes arising under this Agreement. The Parties shall, in the satisfaction of any of their respective obligations hereunder, be entitled to comply with any law applicable hereto, which, in the case of QRI shall include satisfaction of any withholding or similar obligations to any taxation or other government authorities or agencies with respect to any payments to be made hereunder.

1.4	Conflicts

Any conflict or inconsistency between:

(a)	any provision of the main body of this Agreement and any Schedule shall be resolved in favour of the main body of this Agreement to the extent of such conflict or inconsistency; and

(b)	this Agreement and any of the Executive Agreements shall be resolved in favour of this Agreement to the extent of such conflict or inconsistency.

1.5	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, such provision shall be deemed to be severed from this Agreement and of no force or effect whatsoever. Subject thereto, and provided such severance would not materially and adversely compromise the substance of the bargain of the Parties set forth herein, this Agreement as so amended shall remain in full force and effect between the Parties, enforceable against each of them in accordance with its respective terms.

ARTICLE 2

SCHEDULES

2.1	Schedules

The following Schedules are attached to and form part of this Agreement:

(a)	Schedule ”A” – Form of Stock Option Agreement; and

(b)	Schedule “B” – Maps of the Restricted Area.

ARTICLE 3

INCENTIVE ARRANGEMENTS

3.1	Executive Agreements

On the Execution Date:

(a)	MGV, Gatens and QRI agree that the condition precedent set forth in Section 16.9 of the Gatens Agreement has been satisfied such that the Gatens Agreement comes into full force and effect in accordance with its terms;

(b)	MGV, Voneiff and QRI agree that the condition precedent set forth in Section 16.9 of the Voneiff Agreement has been satisfied such that the Voneiff Agreement comes into full force and effect in accordance with its terms;

(c)	MGV, Howard and QRI agree the Howard Agreement is terminated in its entirety; and

(d)	MGV, Bastian and QRI agree that the Bastian Agreement is terminated in its entirety,

the foregoing all effective as of the Effective Date.

3.2	Stock Options

(a)	QRI hereby covenants and agrees with the Executives to grant Stock Options to each of them by Stock Option Agreement, to be entered into concurrently with the execution of this Agreement, in a number equal to their respective Participating Interest Share of 1,183,422 Stock Options, which number of Stock Options for each Executive are, unless otherwise provided herein or pursuant hereto, as follows:

Gatens	497,037
Voneiff	497,037
Howard	165,680
Bastian	23,668

TOTAL	1,183,422

(b)	The Stock Options granted pursuant to section 3.2(a) shall have a strike price of $31.27 per share, be fully vested on the December 31, 2005 and have an expiry date of December 31, 2008.

(c)	If all or any portion of the Stock Options are purchased or settled for cash prior to December 31, 2005 in connection with a Business Combination Transaction, and the per share amount (determined without reduction for any tax withholding or setoff) payable to the Executives on account of shares that were subject to the Stock Options immediately prior to such purchase or settlement (the “Per Share Proceeds”) is less than $6.76, then QRI shall promptly pay to each Executive an amount equal to the product of:

(i)	the aggregate number of shares subject to the Stock Options held by the Executive that were so purchased and settled; and

(ii)	the difference that results from subtracting:

A.	the Per Share Proceeds from

B.	$6.76.

(d)	The obligations under this section 3.2 shall apply to each Executive on a several basis.

3.3	Reserve Incentive

(a)	If the Proved Reserves reported in the QRI Annual Reserve Report applicable for the year ending on December 31, 2005 are equal to or greater than 400 BCFE, each Executive shall, subject to any applicable terms and conditions of his Executive Agreement, be entitled to his

Participating Interest Share of a reserve incentive bonus (the “Reserve Incentive”) determined as a base amount of $5,000,000 plus $0.05 for each MCFE of Proved Reserves above 400 BCFE up to but not exceeding 1,000 BCFE. If the Proved Reserves as so calculated are below 400 BCFE as at December 31, 2005, no Reserve Incentive shall apply or be payable to the Executives.

(b)	If a Business Combination Transaction, or other transaction, is proposed to occur prior to December 31, 2005 which would or could result in no QRI Annual Reserve Report being prepared and filed with the SEC for that year, or no Proved Reserves being reported therein for that year, QRI shall obtain the agreement of the successor entity to QRI, or MGV, as applicable, whereby it covenants and agrees to cause the Proved Reserves as at December 31, 2005 to be determined on the same basis and within the same time frame as would have been required in respect of a QRI Annual Reserve Report had it been required for filing with the SEC for the period ending on December 31, 2005. The calculation of Proved Reserves so made shall be provided by QRI, or any applicable successor, before March 15, 2006 in a written report to the Executives, and shall be utilized in lieu of the QRI Annual Reserves Report for the purposes of calculating the Reserve Incentive provided for hereunder.

(c)	Each of Howard and Bastian shall be entitled to his Participating Interest Share of the Reserve Incentive, determined in accordance with this Agreement, provided that notwithstanding anything to the contrary provided in this Agreement, if, prior to December 31, 2005, the employment of such Executive with MGV or QRI, as the case may be, has been terminated for Cause, or he has otherwise terminated his employment with MGV or QRI, as the case may be, pursuant to a Voluntary Resignation, that Executive shall not be entitled to any portion of the Reserve Incentive.

3.4	Payment Terms

If a Reserve Incentive is payable pursuant to section 3.3, QRI shall, on or before March 15, 2006, pay, or cause to be paid, to each Executive, his Participating Interest Share of the Reserve Incentive in cash, common shares of QRI, or any combination thereof, such payment method to be determined in QRI’s sole discretion. If QRI common shares are issued to the Executive in whole or in part satisfaction of this obligation, their equivalent cash value shall be determined based on the trading value of QRI common shares on the latest trading date prior to the date upon which payment or distribution of QRI common shares is made pursuant hereto.

ARTICLE 4

NON-COMPETITION

4.1	Non-Competition

(a)	Non-compete period (the “Non-Compete Period”) means in respect of each Executive the two (2) year period commencing on the earlier of:

(i)	the date prior to December 31, 2005 that the Executive’s employment with MGV or QRI is terminated for Cause or as a result of a Voluntary Resignation; and

(ii)	January 1, 2006.

Notwithstanding the foregoing, if the Executive is on January 1, 2006 engaged by MGV or QRI, or an affiliate of either, through either an employment or consulting agreement, or is a member of the MGV Board, the Non-Compete Period for the Executive means the two (2) year period commencing on the later of the date the Executive’s employment or consulting agreement is terminated, for any reason, and the date the Executive ceases to be a member of MGV’s Board.

(b)	In consideration of the Executives agreeing to the provisions in this Article 4, QRI agrees to pay to each Executive, within seven (7) days of the earlier of the commencement of that Executive’s Non-Compete Period and January 1, 2006, his Participating Interest Share of the total amount of Four Million ($4,000,000) Dollars (the “Non-Compete Payment”).

(c)	The Executives severally agree with QRI and MGV that, provided the Non-Compete Payment has been made to the Executive, the Executive, will not, during his respective Non-Compete Period, compete, either directly or indirectly, with either of QRI or MGV within the Restricted Area, except on the basis permitted by section 4.2. If the provisions of this section 4.1(b) are breached by an Executive, that Executive agrees that, without limiting any other rights or remedies either or both of QRI and MGV may have against him, QRI or MGV shall be entitled to seek an injunction or other similar remedy prohibiting the Executive from continuing the breach without posting a bond or undertaking as to damages, to which he will not object.

(d)	The Parties agree that the provisions of this section 4.1 are mandatory, and the benefits and obligations provided for hereunder cannot be waived by any Party without the prior express agreement of the other Parties.

4.2	Exception to Non-Compete

If, during the Non-Compete Period, an Executive is retained under a Consulting Arrangement and, either directly or indirectly, is provided with, creates, develops or arranges an opportunity to participate in an Oil & Gas Business opportunity (the “Opportunity”) within the Restricted Area, such Opportunity shall be first offered by the Executive to MGV, or such other entity as QRI may direct (in either case the “QRI Designate”) for participation with such Executive, or any Competing Entity, as applicable, on an equal basis, or such other basis as may be agreed upon between the QRI Designate and the Executive. If the QRI Designate declines to participate in the Opportunity, the Executive, or any Competing Entity, as applicable, shall, notwithstanding section 4.1, have the right to pursue the Opportunity independently of the QRI Designate, provided the terms of his or its participation are not varied in a material respect from those offered to the QRI Designate. If material changes are made to such terms, the obligation to offer to the QRI Designate the right to participate in the Opportunity shall again apply. If participation in the Opportunity by its terms cannot be offered to the QRI Designate, the Executive shall not be entitled to pursue the Opportunity, either directly or through the Competing Entity, without the prior written consent of the QRI Designate. The Executive may, at any time, offer participation to a QRI Designate in a potential project in an area outside the Restricted Area on such terms as he deems appropriate.

4.3	Employees

The Executives shall not, during their respective Non-Compete Periods, solicit or induce any employees of MGV, other than the Executives themselves, to join any Competing Entity.

4.4	Board Positions

Gatens and Voneiff may at any time, in the discretion of QRI, be offered the positions of non-executive chairman of the MGV Board and MGV Board member, respectively, with the terms thereof to commence on January 1, 2006 or as otherwise agreed.

4.5	Consulting Arrangement

QRI may, in its sole discretion, offer either or both of Gatens and Voneiff a consulting contract with MGV, Quicksilver or any Affiliate of either for up to two (2) years, or such other term as may be mutually agreed upon (the “Consulting Arrangement”). If QRI intends to offer, or cause to be offered, a Consulting Arrangement to Gatens or Voneiff, it will, not less than ninety (90) days prior to December 31, 2005, so notify Gatens, Voneiff, or either, as applicable, setting out the proposed terms of the arrangement which, if offered, shall provide for compensation to the Executive so offered of $500,000 per annum, pro-rated for part years.

ARTICLE 5

BENEFITS OF THE AGREEMENT

5.1	Participation

(a)	The participating interest shares (collectively “Participating Interest Shares” and individually a “Participating Interest Share”) of the Executives for purposes of this Agreement are as follows:

(i)	J. Michael Gatens - 42%;

(ii)	George W. Voneiff - 42%;

(iii)	Brown Howard - 14%; and

(iv)	Peter A. Bastian - 2%.

(b)	If the employment of an Executive is terminated for any reason, his Participating Interest Share shall not be assigned in whole or in part to any of the Executives who remain employed by QRI or MGV, or to any other party whomsoever. In such circumstances the total Participating Interest Shares for purposes hereof shall be the sum of the Participating Interest Share of the Executives who remain employed by QRI or MGV at the particular time.

5.2	Assignment

(a)	The rights and obligations of the Parties shall not be assigned by a Party to any third party without the prior consent of the other Parties except as otherwise expressly provided in this section 5.2.

(b)	The Executives may, by unanimous agreement among them, to be evidenced in writing and provided to QRI by Notice, amend their respective Participating Interest Shares provided that the total Participating Interest Shares shall not exceed 100% or the relevant limitation if the provisions of section 5.1(b) apply.

(c)	The Stock Options shall not be transferable from any Executive to any other Executive except in accordance with the terms and conditions of the applicable Stock Option Agreement.

(d)	In the case of QRI or MGV, their respective rights and obligations hereunder may be transferred when and to the extent resulting from a Business Combination Transaction involving any of Quicksilver, MGV or their respective Affiliates. In that circumstance the obligations provided for hereunder shall survive the implementation of the Business Combination Transaction and shall be binding in all respects upon the successors to QRI, MGV or their respective affiliates as applicable.

ARTICLE 6

MISCELLANEOUS PROVISIONS

6.1	Notices

(a)	All notices, communications and statements (“Notices”) required, permitted or contemplated hereunder shall be in writing and shall be sufficiently given and received if:

(i)	personally delivered to the addressee at the address set forth below (Notices so delivered shall be deemed received by the addressee when actually delivered); or

(ii)	sent by facsimile transmission or other electronic communication confirmed as delivered by the sender’s facsimile equipment (Notices so delivered shall be deemed received by the Addressee on the day of dispatch if a Business Day, or if not a Business Day then the next ensuing Business Day, provided that if the transmission is not dispatched and confirmed prior to 4:00 p.m. local time on a Business Day, such Notice shall be deemed to have been received on the next ensuing Business Day).

(b)	The addresses of the Parties for receipt of Notices are as set forth below:

Quicksilver Resources Inc.

777 West Rosedale Street, Suite 300

Fort Worth, TX 76104

Attention:	Glenn Darden
Facsimile:	(817) 665-5004
Telephone:	(817) 665-4828

MGV Energy Inc.

Suite 2000, 125 - 9th Avenue SE

Calgary, Alberta T2G 0P8

Attention:	President
Facsimile:	(403) 262-6115
Telephone:	(403) 537-2455

J. Michael Gatens

4-712 Memorial Drive NW

Calgary, Alberta T2N 3C7

Facsimile:	c/o Gowling Lafleur Henderson LLP Attention: K. J. Warren (403) 263-9193
Telephone:	(403) 670-9975

George W. Voneiff

110 Springbank Crescent SW

Calgary, Alberta T3H 3S6

Facsimile:	(403) 202-1269
Telephone:	(403) 202-2756

Brown Howard

19 Edgeridge Green N.W.

Calgary, Alberta T3A 6A9

Facsimile:	c/o Gowling Lafleur Henderson LLP Attention: K. J. Warren (403) 263-9193
Telephone:	(403) 208-3209

Peter A. Bastian

1615 Pleasant Run

Keller, Texas 76248

Facsimile:	c/o Gowling Lafleur Henderson LLP Attention: K. J. Warren (403) 263-9193
Telephone:	(817) 431-1706

The foregoing addresses may be changed by a Party by Notice served in accordance of this section 6.1.

6.2	Prior Agreements

This Agreement supersedes and replaces any and all prior agreements, discussions, negotiations, documents, understandings or other verbal or written communications among the Parties or any of them made or communicated prior to the Effective Date and relating to the subject matter hereof.

6.3	Entire Agreement

This Agreement and the Executive Agreements as applicable set forth the entire agreement amongst the Parties pertaining to the subject matter hereof.

6.4	Enurement

Subject to any other applicable provisions hereof, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, successors, receivers, receiver-managers, trustees, representatives and permitted assigns.

6.5	Amendments

Amendments to this Agreement shall not be effective unless made by written instrument duly executed by all of the Parties.

6.6	Waiver in Writing

No waiver of, or waiver of any breach of, any provision of this Agreement shall be effective unless set forth in a written instrument duly executed by the Party granting the waiver. Such waiver shall affect only the matter specifically identified in the instrument granting the waiver and shall not extend to any other matter, provision or breach.

6.7	Delay Not Waiver

Failure of a Party to give Notice to any other Party, or to take any other step in exercising any right in respect of a breach by that other Party, shall not operate as a waiver of that right or breach, nor shall any single or partial exercise of any such right preclude any other or future exercises of the right or exercise of any other right, whether in law, equity or otherwise.

6.8	Acceptance of Payment Not Waiver

Acceptance of a partial payment by a Party after the breach or non-fulfillment of any provision of this Agreement by another Party shall not constitute a waiver of the provisions of this Agreement in respect of any amount remaining due and owing.

6.9	Further Assurances

The Parties shall do all such acts and execute and deliver all such further instruments as may reasonably be required to give effect to and implement this Agreement.

6.10	Counterpart Execution and Delivery

(a)	This Agreement may be executed in separate counterparts, each of which, when so executed, shall be deemed to be an original and together shall constitute one Agreement. A facsimile copy of an executed counterpart hereof shall be acceptable evidence of the execution hereof by a Party and shall be binding on that Party for all purposes.

(b)	Delivery of this Agreement may effected by facsimile transmission. A Party so executing this Agreement shall forthwith after execution caused to be provided to the other Parties original execution copies hereof, provided however, that any failure by a Party to do so shall not affect the enforceability of this Agreement against that Party.

IN WITNESS WHEREOF this Agreement has been duly signed by the authorized representatives of the Parties, or in the case of individuals by such individuals, as of the day and year first above written.

QUICKSILVER RESOURCES INC.

Per:	/s/ Glenn Darden
Per:

MGV ENERGY INC.

Per:	/s/ Bill Lamkin
Per:	/s/ George W. Voneiff

/s/ Aileen Sinclair	/s/ J. Michael Gatens
Witness	J. MICHAEL GATENS

/s/ Aileen Sinclair	/s/ George W. Voneiff
Witness	GEORGE W. VONEIFF

/s/ Aileen Sinclair	/s/ Brown Howard
Witness	BROWN HOWARD

/s/ John C. Cirone	/s/ Peter A. Bastian
Witness	PETER A. BASTIAN

AFFIDAVIT OF EXECUTION

I, Aileen Sinclair, of the City of Calgary, in the Province of Alberta, MAKE OATH AND SAY THAT:

1. I was personally present and did see J. MICHAEL GATENS, named in the within instrument who is personally known to me to be the person named therein, duly sign and execute the same for the purpose named therein.

2. The same was executed at the City of Calgary, in the Province of Alberta, and that I am the subscribing witness thereto.

3. I know the said J. MICHAEL GATENS and he is, in my belief, of the full age of eighteen years.

SWORN BEFORE ME at the City of	)
Calgary, in the Province of Alberta, this	)
6th day of October, 2004.	)
/s/ Roxanne Turcotte	)	/s/ Aileen Sinclair
A Commissioner for Oaths in and for the	)
Province of Alberta	)

AFFIDAVIT OF EXECUTION

I, Aileen Sinclair, of the City of Calgary, in the Province of Alberta, MAKE OATH AND SAY THAT:

1. I was personally present and did see GEORGE W. VONEIFF, named in the within instrument who is personally known to me to be the person named therein, duly sign and execute the same for the purpose named therein.

2. The same was executed at the City of Calgary, in the Province of Alberta, and that I am the subscribing witness thereto.

3. I know the said GEORGE W. VONEIFF and he is, in my belief, of the full age of eighteen years.

SWORN BEFORE ME at the City of	)
Calgary, in the Province of Alberta, this	)
6th day of October, 2004.	)
/s/ Roxanne Turcotte	)	/s/ Aileen Sinclair
A Commissioner for Oaths in and for the	)
Province of Alberta	)

AFFIDAVIT OF EXECUTION

I, Aileen Sinclair, of the City of Calgary, in the Province of Alberta, MAKE OATH AND SAY THAT:

1. I was personally present and did see BROWN HOWARD, named in the within instrument who is personally known to me to be the person named therein, duly sign and execute the same for the purpose named therein.

2. The same was executed at the City of Calgary, in the Province of Alberta, and that I am the subscribing witness thereto.

3. I know the said BROWN HOWARD and he is, in my belief, of the full age of eighteen years.

SWORN BEFORE ME at the City of	)
Calgary, in the Province of Alberta, this	)
6th day of October, 2004.	)
/s/ Roxanne Turcotte	)	/s/ Aileen Sinclair
A Commissioner for Oaths in and for the	)
Province of Alberta	)

AFFIDAVIT OF EXECUTION

I, JOHN C. CIRONE of the City of Fort Worth, in the State of Texas, MAKE OATH AND SAY THAT:

1. I was personally present and did see PETER A. BASTIAN, named in the within instrument who is personally known to me to be the person named therein, duly sign and execute the same for the purpose named therein.

2. The same was executed in the City of Fort Worth, in the State of Texas, and that I am the subscribing witness thereto.

3. I know the said PETER A. BASTIAN and he is, in my belief, of the full age of eighteen years.

SWORN BEFORE ME at the City of Fort	)
Worth, in the State of Texas, this 7th day of	)
October, 2004.	)
)
/s/ Deborah K. Shores		/s/ John C. Cirone
A Notary Public in and for the State of	)
Texas	)